EXHIBIT 10.4
PLATINUM UNDERWRITERS HOLDINGS, LTD.
AMENDED AND RESTATED CHANGE IN CONTROL SEVERANCE PLAN
          The Board of Directors of Platinum Underwriters Holdings, Ltd. (the “Company”) has determined that it is in the best interests of the Company and its shareholders to amend and restate the Platinum Underwriters Holdings, Ltd. Change in Control Severance Plan (as so amended and restated, the “Plan”), which provides severance benefits to certain of the employees of the Company and its Subsidiaries in the event of a termination of employment following a Change in Control. The purpose of the Plan is to secure the continued services, dedication and objectivity of such employees of the Company and its Subsidiaries in the event of any possibility or occurrence of a Change in Control without concern as to whether such employees might be hindered or distracted by personal uncertainties and risks created by any such possible or actual Change in Control.
          1. DEFINITIONS. The following definitions shall apply for purposes of the Plan:
     (a) “Annual Bonus” means a Participant’s target annual bonus for the year in which the Date of Termination occurs.
     (b) “Base Salary” means the highest annual rate of salary or wages (excluding all bonus and incentive compensation) payable by the Company and its Subsidiaries to a Participant during the 12-month period immediately prior to such Participant’s Date of Termination.
     (c) “Board” means the Board of Directors of the Company.
     (d) “Cause” means: (A) the willful and continued failure of a Participant to perform substantially his or her duties with the Company (other than any such failure resulting from his or her incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to such Participant by the Board which specifically identifies the manner in which the Board believes that he or she has not substantially performed such duties, (B) the willful engaging by a Participant in illegal conduct or gross misconduct which is demonstrably and materially injurious to the Company or its affiliates, or (C) a Participant’s conviction of, or plea of guilty or nolo contendere to, a felony or other crime involving moral turpitude. For purposes of this paragraph, no act or failure to act by a Participant shall be considered “willful” unless done or omitted to be done by such Participant in bad faith and without reasonable belief that such Participant’s action or omission was in the best interests of the Company or its affiliates. Cause shall not exist unless and until the Company has delivered to a Participant a copy of a resolution duly adopted by three-quarters (3/4) of the entire Board (excluding such Participant if he or she is a Board member) at a meeting of the Board called and held for such purpose (after reasonable notice to such Participant and an opportunity for such Participant, together with counsel, to be heard before the Board), finding that in the good faith opinion of the Board an event set forth in clauses (A), (B) or (C) has occurred and specifying the particulars thereof in detail.

     (e) “Change in Control” shall have the meaning ascribed to such term in the Company’s 2006 Share Incentive Plan.
     (f) “Code” means the Internal Revenue Code of 1986, as amended.
     (g) “Committee” means the Compensation Committee of the Board.
     (h) “Date of Termination” means the date on which a Participant’s employment with such Participant’s Employer terminates by reason of a Qualifying Termination.
     (i) “Effective Date” means the date set forth in Section 15(b) of this Plan as the effective date of this Plan.
     (j) “Employer” means the Company or any Subsidiary that employs a Participant.
     (k) “409A Change in Control” means a Change in Control that is also a change in ownership or effective control of the Company (or a change in the ownership of a substantial portion of the Company’s assets) within the meaning of Treas. Reg. §1.409A-3(i)(5).
     (l) “Good Reason” means the occurrence of any of the following events within the two-year period following a Change in Control without a Participant’s express written consent:
(A)	the Company reduces such Participant’s Base Salary or the target for a Participant’s annual bonus;

(B)	the Company reduces the scope of such Participant’s duties, responsibilities or authority (including reporting responsibilities);

(C)	any requirement of the Company that such Participant be principally based in any location other than the location in which such Participant was principally based immediately prior to the Change in Control; or

(D)	a breach by the Company of any of the material provisions of any employment agreement between such Participant and the Company.
     In the event that a Participant voluntarily consents to any reduction or change described above in lieu of exercising his or her right to resign for Good Reason and delivers such consent to the Company in writing, then such reduction or change shall not constitute “Good Reason” hereunder, but such Participant shall have the right to resign for Good Reason under this Plan as a result of any subsequent reduction or change described above.
     In no event will a Participant have the right to terminate his or her employment for Good Reason unless (i) such Participant provides written notice to the Company within ninety (90) days after the initial occurrence of the event or condition that gives such Participant the right to terminate his or her employment for Good Reason and (ii) the Company has not cured such Participant’s right to terminate his or her employment for Good Reason within thirty (30) days of the receipt of such written notice by the Company. In no event will a Participant have the right to terminate his or her employment for Good Reason more than two years after the initial occurrence of the event or condition that gives such Participant the right to terminate his or her employment for Good Reason. A Participant’s right to terminate his or her employment for Good Reason shall not be affected by such Participant’s incapacities due to mental or physical illness and such Participant’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason.
     Notwithstanding the foregoing, in the event that a Participant is a party to an employment agreement with the Company that defines Good Reason, such definition will apply to such Participant for purposes of this Plan rather than the definition set forth above.
     (m) “Participant” means each of those employees of the Company or its Subsidiaries listed on the Severance Benefit Schedule.
     (n) “Plan” means this Platinum Underwriters Holdings, Ltd. Amended and Restated Change in Control Severance Plan.
     (o) “Qualifying Termination” means (i) a termination of a Participant’s employment by the Employer other than for Cause during the two-year period following a Change in Control or (ii) a termination of a Participant’s employment by such Participant for Good Reason during the two-year period following a Change in Control. Termination of a Participant’s employment on account of such Participant’s death or on account of such Participant’s disability, as defined under the Employer’s long-term disability plan, shall not be treated as a Qualifying Termination.
     (p) “Separation from Service” shall have the meaning ascribed to such term in Section 409A of the Code.
     (q) “Severance Benefit” means the benefit payable in accordance with Section 3(b) of this Plan.
     (r) “Severance Benefit Schedule” means the schedule of Participants and their assigned Tiers, as determined from time to time in accordance with this Plan.
     (s) “Severance Multiple” means the multiple assigned to one of three Tiers in which a Participant is placed pursuant to the authority granted in Section 2(b) of this Plan, which multiple shall be used to determine such Participant’s Severance Benefit, as follows:

Tier	Severance Multiple
Tier 1	200%

Tier 2	100%

Tier 3	50%

     (t) “Specified Employee” shall have the meaning ascribed to such term in Section 409A of the Code.
     (u) “Subsidiary” means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution of profits or 50% of the assets or liquidation or dissolution.
     2. ELIGIBILITY; AUTHORITY.
     (a) Eligibility. Each Participant shall be eligible to participate in this Plan. Notwithstanding the foregoing, if a Participant ceases to be an employee of the Company or any Subsidiary prior to a Change in Control, such Participant shall have no further rights under this Plan; provided, however, that if (i) such Participant’s employment is terminated prior to a 409A Change in Control for any reason that would have constituted a Qualifying Termination if it had occurred following such 409A Change in Control; (ii) such Participant reasonably demonstrates that such termination (or Good Reason event) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect such 409A Change in Control; and (iii) such 409A Change in Control involving such third party (or a party competing with such third party to effectuate a 409A Change in Control) does occur, then for purposes of this Plan, the date immediately prior to the date of such termination of employment or event constituting Good Reason shall be treated as a Change in Control. A Participant described in the immediately preceding sentence shall be referred to as a “Pre-Transaction Participant” for purposes of this Plan.
     (b) Authority. The Committee shall have the authority to place a Participant in any Tier or to transfer a Participant from one Tier to another Tier at any time. The Chief Executive Officer of the Company shall have the authority to place a Participant in Tier 2 or Tier 3 or to transfer a Participant among Tier 2 and Tier 3 at any time. All such determinations shall be made in writing and dated, and shall be set forth on the Severance Benefits Schedule. Notwithstanding the foregoing, any reduction in Severance Benefits, whether by moving a Participant from one Tier to another or otherwise, made during the one-year period prior to the execution of a definitive agreement that can be expected to result in a Change in Control shall be deemed null and void upon the execution of such agreement.
          3. PAYMENTS UPON TERMINATION OF EMPLOYMENT.
          If, during the two-year period following a Change in Control, the employment of a Participant shall terminate by reason of a Qualifying Termination, then the Company shall provide to such Participant the following benefits:

     (a) Accrued Compensation. Within thirty (30) days following such Participant’s Date of Termination, the Company shall pay to such Participant a lump-sum cash amount equal to the sum of (A) such Participant’s Base Salary (without regard to any reduction constituting Good Reason) through the Date of Termination and any bonus awards that have been awarded, but are not yet payable, (B) any accrued vacation or sick pay, and (C) any other accrued compensation in each case to the extent not theretofore paid.
     (b) Severance Benefit. The Company shall pay to such Participant a lump-sum cash payment equal to the product of such Participant’s Severance Multiple as set forth on the Severance Benefit Schedule in effect on the date of the Change in Control (subject to the last sentence of Section 2(b) hereof) multiplied by the sum of such Participant’s Base Salary and Annual Bonus.
     (c) Welfare Benefits. Commencing on the Date of Termination and continuing for a period of time equal to one year multiplied by such Participant’s Severance Multiple, the Company shall continue to keep in full force and effect (or otherwise provide) all policies of medical, dental, accident, disability and life insurance with respect to such Participant and his or her dependents with the same level of coverage, upon the same terms and otherwise to the same extent as such policies shall have been in effect for such Participant immediately prior to the Date of Termination (or, if more favorable to such Participant, immediately prior to the Change in Control), and the Company and such Participant shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Date of Termination. If such Participant cannot continue to participate in the policies of the Company (or such Participant’s Employer) providing such benefits, the Company shall otherwise provide such benefits outside of the policies on the same after-tax basis as if participation had continued. Notwithstanding the foregoing, if such Participant becomes reemployed with another employer and is eligible to receive any of the welfare benefits described in this Section 3(c) from such employer, such Participant shall cease receiving such benefit under this Plan.
     (d) Equity Incentives. Notwithstanding anything to the contrary in any plan, award or agreement, immediately upon the Date of Termination, all share options, restricted shares or other equity incentives held by such Participant with respect to the Company’s common shares (other than share units awarded under the Company’s Amended and Restated Executive Incentive Plan) that have not previously become vested shall become vested and exercisable. In addition, all share options held by such Participant on the Date of Termination will not expire until one year following the Date of Termination (or the expiration of the full original term of the option, if earlier). Share units awarded under the Company’s Amended and Restated Executive Incentive Plan shall vest and be payable in accordance with their terms.
     (e) Relocation. Upon submission of supporting documentation, the Company shall pay such Participant’s reasonable relocation expenses to return to his or her home country, including moving expenses, real estate fees and commissions and related expenses. Payment of such expenses will be made within thirty (30) days after submission.
     (f) 409A Compliance. Unless otherwise specifically provided in this Section 3, all payments made under this Section 3 that are deemed to be “deferred compensation” (within the meaning of Section 409A of the Code) will be paid on the date that is thirty (30) days immediately following the date that the Participant experiences a Separation from Service with the Company, provided that if the Participant is terminated in connection with an exit incentive or other employment termination program offered to a group or class of employees (within the meaning of the Age Discrimination in Employment Act of 1967, as amended), such payments will be made on the date the is sixty (60) days immediately following the date the Participant experiences a Separation from Service. Notwithstanding the foregoing, unless otherwise specifically provided in this Section 3, in the event the Participant is a Specified Employee (as determined by the Company) at the time of such Separation from Service, payments made under this Section 3 that are deemed to be deferred compensation will be paid on the first business day following the date that is six months following the date of such Separation from Service (or upon the Participant’s death, if earlier). In addition, in the event of a Change in Control, for each Participant, an amount equal to the greater of (i) the Severance Payment (determined as if a Participant’s employment was terminated without Cause on the date of the Change in Control) or (ii) the amount of severance due under any employment agreement between such Participant and the Company at the time of the Change in Control (determined as if a Participant’s employment was terminated without “cause” (as defined under the employment agreement) on the date of the Change in Control) will be contributed to an irrevocable rabbi trust, governed by a rabbi trust agreement (which shall be a grantor trust within the meaning of Sections 671-678 of the Code) for benefit of the Participants (the “Rabbi Trust”). The Rabbi Trust shall have an independent trustee (such trustee to have a fiduciary duty to carry out the terms and conditions of the Rabbi Trust) as selected by the Company, and shall have restrictions as to the Company’s ability to amend the Rabbi Trust or to cancel benefits provided thereunder. If following the establishment and funding of the Rabbi Trust a Participant has a Qualifying Termination, then the Severance Payment due upon such termination of employment hereunder (or the amount of severance due under the Participant’s employment agreement, if greater) will be paid from the Rabbi Trust in accordance with the provisions of this Section 3. In the event that the Rabbi Trust does not have sufficient funds to pay any portion of the Severance Payment (or the amount of severance due under the Participant’s employment agreement, if applicable), such portion will be paid by the Company in accordance with the provisions of this Section 3. Payment and vesting of any amount under this Section 3 will be conditioned upon compliance with Section 11 of this Plan.
     (g) Pre-Transaction Participant. Notwithstanding anything in this Section 3 to the contrary, (i) for purposes of Section 3(a) hereof, the actual date of the Pre-Transaction Participant’s termination of employment will be treated as the Date of Termination, (ii) severance amounts payable to a Pre-Transaction Participant pursuant to Section 3(b) hereof shall be paid within thirty (30) days of the 409A Change in Control, (iii) for purposes of Sections 3(c) and 3(d) hereof, the date of the 409A Change in Control for a

Pre-Transaction Participant shall be his or her Date of Termination, and (iv) or purposes of Section 3(e) hereof, any expenses incurred by a Pre-Transaction Participant prior to the 409A Change in Control will be paid within thirty (30) days of the 409A Change in Control (subject to the limitations set forth in Section 14(b) hereof).
          4. EXCISE TAX INDEMNITY.
          (a) Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of a Participant (whether pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section 4) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by such Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Company shall pay to such Participant an additional payment (a “Gross-Up Payment”) in an amount such that after payment by such Participant of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, such Participant retains an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in such Participant’s adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, such Participant shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-Up Payment in such Participant’s adjusted gross income. Notwithstanding the foregoing provisions of this Section 4, if it shall be determined that such Participant is entitled to a Gross-Up Payment, but that the Payments would not be subject to the Excise Tax if the Payments were reduced by an amount that is less than 10% of the portion of the Payments that would be treated as “parachute payments” under Section 280G of the Code, then the amounts payable to such Participant under this Plan shall be reduced (but not below zero) to the maximum amount that could be paid to Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”), and no Gross-Up Payment shall be made to such Participant. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments under Section 3(b), unless an alternative method of reduction is elected by such Participant. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Plan (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a reduction of the Payments to the Safe Harbor Cap, no amounts payable under this Plan shall be reduced pursuant to this provision.
          (b) All determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the reduction of the Payments to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and such Participant within fifteen (15) business days of the receipt of notice from the Company or such Participant that there has been a Payment, or such earlier time as is requested by the Company (collectively, the “Determination”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, such Participant may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-Up Payment with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by such Participant, it shall furnish such Participant with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on such Participant’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. In the event the Accounting Firm determines that the Payments shall be reduced to the Safe Harbor Cap, it shall furnish such Participant with a written opinion to such effect. The Determination by the Accounting Firm shall be binding upon the Company and such Participant. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or Gross-Up Payments which are made by the Company should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder. In the event that such Participant thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for the benefit of such Participant. In the event the amount of the Gross-Up Payment exceeds the amount necessary to reimburse such Participant for Participant’s Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by such Participant (to the extent he has received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Such Participant shall cooperate, to the extent such Participant’s expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.
          5. WITHHOLDING TAXES.
     The Company may withhold from all payments due to a Participant (or such Participant’s beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company or any Employer is required to withhold therefrom.

          6. NO MITIGATION OR OFFSET.
     The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against a Participant or others, except as set forth in Section 15(d) hereof. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Agreement, and, except as set forth in Section 3(c) hereof, such amounts shall not be reduced whether or not such Participant obtains other employment.
          7. REIMBURSEMENT OF EXPENSES; ARBITRATION.
     The Company agrees to pay as incurred all legal fees and expenses which a Participant may reasonably incur as a result of any contest pursued or defended against in good faith by such Participant regarding this Plan plus, in each case, interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Code. Any dispute or controversy arising under or in connection with this Plan shall be settled exclusively by arbitration in the city nearest to the place of residence of such Participant in which a United States District Court is situated by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators’ award in any court having jurisdiction; provided, however, that such Participant shall be entitled to seek specific performance of such Participant’s right to be paid under this Plan during the pendency of any dispute or controversy arising under or in connection with this Plan. The Company shall bear all costs and expenses arising in connection with any arbitration proceeding pursuant to this Section, unless the arbitrators determine that such Participant’s position was frivolous or otherwise taken in bad faith, in which case the arbitrators may determine that such Participant shall bear his or her own legal fees.
          8. TERMINATION OR AMENDMENT OF PLAN.
     This Plan shall be in effect as of the Effective Date. The Company shall have the right prior to a Change in Control, in its sole discretion pursuant to action by the Board, to approve the termination or amendment of this Plan; provided, however, that no such action which would adversely affect the rights or potential rights of Participants shall be effective if taken or approved by the Board during the twelve (12) month period prior to a Change in Control; and provided, further, that in no event shall this Plan be terminated or amended following a Change in Control in any manner which would adversely affect the rights or potential rights of Participants under this Plan with respect to such Change in Control. Notwithstanding the foregoing, subject to Section 2(b) hereof, adjustments or changes to the Severance Benefit Schedule prior to execution of a definitive agreement that can be expected to result in a Change in Control shall not be deemed to be an amendment or termination of the Plan.
          9. SUCCESSORS.
          (a) This Plan shall not be terminated by any merger, combination, consolidation, share exchange or similar event involving the Company whereby the Company is or is not the surviving or resulting entity. In the event of any merger, consolidation, share exchange or similar event, the provisions of this Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.
          (b) This Plan shall inure to the benefit of and be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant shall die while any amounts are payable to such Participant hereunder (including any payments which may be owed under Section 4), all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by such Participant to receive such amounts or, if no person is so appointed, to such Participant’s estate.
          10. NON-SOLICITATION; NON-DISCLOSURE; NON-DISPARAGEMENT.
     The following conditions apply to the receipt by a Participant of the payments and benefits provided for under this Plan:
          (a) At all times during such Participant’s employment and for a period of time immediately following the Date of Termination equal to one year multiplied by such Participant’s Severance Multiple, such Participant shall not, without the prior written consent of the Committee (or its delegate), solicit or take any action to cause the solicitation of any person who as of that date was a client, customer, policyholder, vendor, consultant or agent of the Company to discontinue business, in whole or in part, with the Company.
          (b) At all times during such Participant’s employment and for a period of time immediately following the Date of Termination equal to one year multiplied by such Participant’s Severance Multiple, such Participant shall not, without the prior written consent of the Committee (or its delegate), employ or seek to employ any person employed at that time by the Company or any of its Subsidiaries, or otherwise encourage or entice such person or entity to leave such employment.
          (c) Such Participant shall keep secret and retain in the strictest confidence all confidential matters which relate to the Company, its Subsidiaries and affiliates, including, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Company, its Subsidiaries and affiliates learned by him or her from the Company or any such Subsidiary or affiliate or otherwise, and not to disclose any such confidential matter to anyone outside the Company or any of its Subsidiaries or affiliates, whether during or after such Participant’s period of service with the Company, except (i) as such disclosure may be required or appropriate in connection with such Participant’s work as an employee of the Company or any of its Subsidiaries or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company, its Subsidiaries and affiliates or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order such Participant to divulge, disclose or make accessible such information. Such Participant must give the Company advance written notice of any disclosure pursuant to clause (ii) of the preceding sentence and to cooperate with any efforts by the Company to limit the extent of such disclosure. Upon request by the Company, such

Participant will deliver promptly to the Company upon termination of such Participant’s services for the Company, or at any time thereafter as the Company may request, all Company, Subsidiary or affiliate memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Company’s or any Subsidiary’s or affiliate’s business and all property of the Company or any subsidiary or affiliate associated therewith, which such Participant may then possess or have under such Participant’s direct control, other than personal notes, diaries, rolodexes and correspondence.
          (d) Such Participant shall not express any opinions or views or knowingly take any other actions that will materially and adversely affect the business reputation or goodwill of the Company or its affiliates, directors, officers or employees.
          11. WAIVER, RELEASE AND AGREEMENT.
          The receipt of severance payments and benefits provided to a Participant under Section 3 hereof shall be conditioned upon the execution and non-revocation by such Participant of a full and complete waiver and release of any and all claims against the Company, its affiliates and their officers and directors, and agreement to comply with the covenants set forth in Section 10 hereof, substantially in the form attached hereto as Exhibit A.
          12. GOVERNING LAW; VALIDITY.
     The interpretation, construction and performance of this Plan shall be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of laws thereof. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which other provisions shall remain in full force and effect.
          13. ADMINISTRATION.
     This Plan shall be administered by the Committee. The Committee shall provide written notice to any Participant whose claim for Severance Benefits has been denied, setting forth specific reasons for such denial, written in a manner calculated to be understood by such Participant, and affording such Participant a full and fair review of the decision denying the claim.
          14. SECTION 409A.
          (a) To the extent applicable, it is intended that the provisions of this Plan shall comply with the provisions of Section 409A of the Code. This Plan shall be construed and applied in a manner consistent with this intent.
          (b) All reimbursements and in-kind benefits provided under this Plan shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during a Participant’s lifetime (or during a shorter period of time specified in the Plan), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred (or such earlier date if specified in the Plan), and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
          15. MISCELLANEOUS.
          (a) Except as provided in Section 3(f) hereof, (i) neither the Company nor any Employer shall be required to fund or otherwise segregate assets to be used for the payment of any benefits under this Plan, and (ii) the Company shall make such payments only out of its general corporate funds, and therefore its obligation to make such payments shall be subject to any claims of its other creditors having priority as to its assets.
          (b) The “Effective Date” of the amendment and restatement of this Plan is July 24, 2008.
          (c) This Plan does not constitute a contract of employment or impose on the Company or a Participant’s Employer any obligation to retain a Participant as an employee, to change the status of a Participant’s employment, or to change the policies of the Company or its Subsidiaries regarding termination of employment.
          (d) Any amounts payable to a Participant pursuant to any other plan or agreement with, the Company or other Employer on account of such Participant’s termination of employment, including without limitation, any employment agreement between the Participant and the Company, shall be offset against any payments made to such Participant pursuant to this Plan to the extent necessary to avoid the duplication of benefits.

EXHIBIT A
FULL AND COMPLETE WAIVER, RELEASE
AND AGREEMENT
(this “Release”)
          In consideration of the severance payments and benefits (the “Benefits”) to be provided to me pursuant to the Amended and Restated Change in Control Severance Plan of Platinum Underwriters Holdings, Ltd. (the “Severance Plan”), I hereby warrant and represent and agree to comply with the following:
     (a) At all times during my employment with the Companies and for a period of time equal to one year multiplied by my Severance Multiple (as defined in the Severance Plan) immediately following termination for any reason, I did not and shall not, without the prior written consent of the Compensation Committee of the Board of Directors of Platinum Underwriters Holdings, Ltd. (the “Committee”), (i) solicit or take any action to cause the solicitation of any person who as of that date was a client, customer, policyholder, vendor, consultant or agent of the Companies to discontinue business, in whole or in part, with the Companies, or (ii) employ or seek to employ any person employed at that time by the Companies or otherwise encourage or entice such person or entity to leave such employment.
     (b) I shall keep secret and retain in the strictest confidence all confidential matters which relate to the Companies, including, without limitation, customer lists, client lists, trade secrets, pricing policies and other business affairs of the Companies learned by me from the Companies or otherwise, and I shall not disclose any such confidential matter to anyone outside the Companies, whether during or after my period of service with the Companies, except (i) as such disclosure may be required or appropriate in connection with my work as an employee of the Companies or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Companies or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order me to divulge, disclose or make accessible such information. I shall give Platinum Underwriters Holdings, Ltd. advance written notice of any disclosure pursuant to clause (ii) of the preceding sentence and to cooperate with any efforts by the Companies to limit the extent of such disclosure. Upon request by the Companies, I shall deliver promptly to Platinum Underwriters Holdings, Ltd. upon termination of my employment with the Companies, or at any time thereafter as the Companies may request, all memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) relating to the Companies’ business and all property of the Companies, which I possess or which are under my direct control, other than personal notes, diaries, rolodexes and correspondence.

     (c) I shall not express any opinions or views or knowingly take any other actions that will materially and adversely affect the business reputation or goodwill of the Companies or their affiliates, directors, officers and employees.
          I,                     , in consideration of the Benefits for myself and my heirs, executors, administrators and assigns, do hereby knowingly and voluntarily release and forever discharge Platinum Underwriters Holdings, Ltd., and its subsidiaries, affiliates predecessors, successors, agents and representatives (collectively, the “Companies”) and their respective current and former directors, officers and employees from, and covenant not to sue or proceed against any of the foregoing on the basis of, any and all claims, actions and causes of action upon or by reason of any matter arising out of my employment by the Companies and the cessation of said employment, and including, but not limited to, any alleged violation of those federal, state and local laws prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation, or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including, without limitation, the Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. 206 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. 1981, the Civil Rights Act of 1991, 42 U.S.C. 1981a, the Americans with Disabilities Act, 42 U.S.C. 12101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. 2601 and 2611 et seq., the New York State and New York City Human Rights Laws, and equivalent provisions under Bermuda law (including, without limitation, the Employment Act 2000 and the Human Rights Act 1981), whether KNOWN OR UNKNOWN, fixed or contingent, which I ever had, now have, or may have, or which I, my heirs, executors, administrators or assigns hereafter can, shall or may have, from the beginning of time through the date on which I sign this Full and Complete Waiver, Release and Agreement (this “Release”), including without limitation those arising out of or related to my employment or separation from employment with the Companies (collectively the “Released Claims”). I specifically waive the benefit of any statute or rule of law which, if applied to this Release, would otherwise exclude from its binding effect any claims not now known by me to exist. This Release does not purport to waive claims arising under these laws after the date of this Release or any claims for breach of this Release.
          I further agree, promise and covenant that, to the maximum extent permitted by law, neither I nor any person, organization, or other entity acting on my behalf has filed or will file any complaint, charge, claim or suit or cause or permit to be filed, charged or claimed, any action for damages or other relief (including injunctive, declaratory, monetary or other relief) against the Companies or any other releasee involving any matter occurring in the past up to the date of this Agreement, or involving or based upon any claims, demands, causes of action, obligations, damages or liabilities which are the subject of this Agreement. This Agreement shall not affect any rights I may have under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this Release and does not purport to limit any right I may have to file a charge under the ADEA or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This Agreement does, however, waive and release any right to recover damages under the ADEA or other civil rights statute.
          I hereby warrant and represent that I have made no sale, assignment, or other transfer, or attempted sale, assignment, or other transfer, of any of the Released Claims. I fully understand and agree that:
1.	This Release is in exchange for the Benefits, to which I would otherwise not be entitled;

2.	I am hereby advised to consult and have had the opportunity to consult with an attorney before signing this Release;

3.	I have twenty-one (21) days from my receipt of this Release within which to consider whether or not to sign it;

4.	I have seven (7) days following my signature of this Release to revoke the Release; and

5.	This Release shall not become effective or enforceable until the revocation period of seven (7) days has expired.
          If I choose to revoke this Release, I must do so by notifying Platinum Underwriters Holdings, Ltd. in writing. This written notice of revocation must be faxed and mailed by first class mail within the seven (7) day revocation period and addressed as follows:
Platinum Underwriters Holdings, Ltd.
The Belvedere Building
69 Pitts Bay Road
Pembroke HM 08 Bermuda
Attention: General Counsel
Fax: 441-295-4605
With a copy to:
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attention: Linda E. Ransom, Esq.
Fax: 212-259-6333
          This Release is the complete understanding between me and the Companies in respect of the subject matter of this Release and supersedes all prior agreements relating to the same subject matter. I have not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Release.

          In the event that any provision of this Release should be held to be invalid or unenforceable, each and all of the other provisions of this Release shall remain in full force and effect. If any provision of this Release is found to be invalid or unenforceable, such provision shall be modified as necessary to permit this Release to be upheld and enforced to the maximum extent permitted by law. This Release is to be governed by and construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflicts of laws thereof. This Release inures to the benefit of the Companies and their successors and assigns. I have carefully read this Release, fully understand each of its terms and conditions, and intend to abide by this Release in every respect. As such, I knowingly and voluntarily sign this Release.

[Name]
Dated: